Exhibit 10.9
ARUBA NETWORKS, INC.
2007 EQUITY INCENTIVE PLAN
NOTICE OF GRANT OF RESTRICTED STOCK UNITS
(For Recipients Outside of the USA)
     Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Company’s 2007 Equity Incentive Plan (the “Plan”).
     Name (the “Participant”): _______________________
     You have been granted _________ Restricted Stock Units. Each such Restricted Stock Unit represents the right to receive one Share. No Shares will be issued with respect to the Restricted Stock Units until the vesting conditions described below are satisfied. Additional terms of this grant are as follows:
Date of Grant:
Grant Number:
Vesting Schedule:
[INSERT VESTING SCHEDULE]
     * Important additional information on vesting and forfeiture of the Restricted Stock Units covered by this grant is contained in the attached Restricted Stock Unit Agreement; please be sure to read the entire agreement.
     The Restricted Stock Units evidenced by this Notice of Grant is part of and subject in all respects to the terms and conditions of the Plan (a copy of which has been made available to you by the Company) and the attached Restricted Stock Unit Agreement (together with this Notice of Grant, the “Agreement”), the terms of which are hereby incorporated herein by reference as if set forth herein in full, and the Plan (a copy of which has been made available to you by the Company).
     By your signature below, you represent and warrant that you are familiar with, and agree to be bound by, the terms and provisions of the Plan and this Agreement. You further represent and warrant that you have reviewed this Agreement and the Plan in their entirety, have had an opportunity to obtain the advice of counsel prior to executing this Agreement, and fully understand all provisions of the Plan and this Agreement.
     You also agree (1) to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Agreement and (2) to notify the Company upon any change in the residence address indicated below (and any subsequent change).
     Finally, if you have not previously done so with respect to a prior equity grant, you represent that you have reviewed the Stock Trading Plan for Mandatory Sale of Shares to Cover Tax Withholding Obligations (Exhibit C to this Agreement), which you must sign and return to the Company.

PARTICIPANT:	ARUBA NETWORKS, INC.

Signature	By:

Residence Address:	Title

EXHIBIT A
ARUBA NETWORKS, INC.
2007 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
     1. Grant. The Company hereby grants to the Participant an award of Restricted Stock Units (“RSUs”), as set forth in the Notice of Grant of Restricted Stock Units attached to (and part of) this Restricted Stock Unit Agreement (together, the “Agreement” or the “Restricted Stock Unit Agreement”) and subject to the terms and conditions in this Agreement and the Company’s 2007 Equity Incentive Plan (the “Plan”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Restricted Stock Unit Agreement.
     2. Company’s Obligation. Each RSU represents the right to receive a Share on the vesting date (or at such later time as indicated in this Agreement). Unless and until the RSUs vest, the Participant will have no right to receive Shares under such RSUs. Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. When the RSUs are paid out to the Participant, they will be paid out in whole Shares only and the purchase price will be deemed paid by the Participant for each RSU through the past services rendered by the Participant, and will be subject to the appropriate tax reporting and, if applicable, appropriate tax withholding.
     3. Vesting Schedule. Subject to Sections 4 and 5(b) and the terms of the Plan, the RSUs awarded by this Agreement will vest in the Participant according to the vesting schedule specified in the Notice of Grant, subject to Participant remaining a Service Provider through each applicable vesting date.
     4. Forfeiture upon Termination as Service Provider. Notwithstanding any contrary provision of this Agreement or the Notice of Grant, if the Participant terminates service as a Service Provider for any or no reason prior to vesting, the unvested RSUs awarded by this Agreement will be forfeited at the time of such termination at no cost to the Company.
     5. Payment after Vesting.
          (a) Subject to Section 9, any RSUs that vest will be paid to the Participant (or in the event of the Participant’s death, to his or her estate or beneficiary under Applicable Law) in whole Shares. Subject to the provisions of Section 5(b), to the extent applicable, such vested RSUs shall be paid in Shares as soon as practicable after vesting, but in each such case no later than the date that is two-and-one-half months from the end of the Company’s tax year that includes the vesting date.
          (b) To the extent Participant is or becomes subject to U.S. Federal income taxation, this subsection (b) shall apply. Notwithstanding anything in the Plan or this Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the RSUs is accelerated in connection with the Participant’s termination as a Service Provider, such accelerated RSUs will not be payable by virtue of such acceleration until and unless the Participant has a “separation from service” within the meaning of Section 409A, other than due to death. Further, and notwithstanding anything in the Plan or this Agreement to the contrary, if any such accelerated RSUs would otherwise become payable upon a “separation from service” within the meaning of Section 409A, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such “separation from service” (other than due to the Participant’s death) and (y) the payment of such accelerated RSUs will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6) month period following Participant’s “separation from service”, then the payment of such accelerated RSUs will not be made until the date six (6) months and one (1) day following the date of Participant’s “separation from service”, unless the Participant dies following his or her termination as a Service Provider, in which case, the RSUs will be paid in Shares as soon as practicable following his or her death. It is the intent of this Agreement to be exempt from or comply with the requirements of Section 409A so that none of the RSUs provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein and in the Plan will be interpreted to be exempt or so comply. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. For purposes of this Agreement, “Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the final Treasury Regulations and any guidance promulgated thereunder or any U.S. state law equivalent.
     6. Payments after Death. Any distribution or delivery to be made to the Participant under this Agreement will, if the Participant is then deceased, be made to the administrator or executor of the Participant’s estate or beneficiary under Applicable Law. Any such administrator, executor or beneficiary must furnish the Company with (a) written notice of his or her status as transferee and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
     7. Rights as Stockholder. Neither the Participant nor any person claiming under or through the Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Participant or Participant’s broker.
     8. No Effect on Employment or Service. Nothing in this Agreement or the Plan shall confer upon the Participant any right to continue to be employed by or in service with his or her employer (the “Employer”) or shall interfere with or restrict in any way the rights of the Employer, which are hereby expressly reserved, to terminate or change the terms of the employment or service of the Participant at any time for any reason whatsoever, with or without cause or notice to the extent permissible under Applicable Law.
     9. Tax Obligations/Withholding Authorization. Regardless of any action the Company or the Employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax Related Items”), Participant acknowledges that the ultimate liability for all Tax Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant of the RSUs, the vesting of RSUs, the issuance of Shares at vesting, the subsequent sale of any Shares acquired at vesting and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax Related Items or achieve any particular tax result. Further, if the Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, as applicable, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Related Items in more than one jurisdiction.
          Until and unless the Company determines otherwise, on the date or dates on which tax withholding obligations arise with respect to the RSUs, a number of Shares sufficient to pay the Tax-Related Items will be sold pursuant to such procedures as the Company in its sole discretion may specify from time to time; provided, however, that the Shares to be sold must have vested pursuant to the terms of this Agreement and the Plan. The proceeds of such sale shall be used to satisfy Participant’s tax withholding obligations (and any associated broker or other fees) arising with respect to the Restricted Stock Units. Only whole Shares will be sold to satisfy any tax withholding obligations pursuant to this Section 9. The proceeds from the sale of Shares in excess of the tax withholding obligation (and any associated broker or other fees) will be remitted to the Participant pursuant to such procedures as the Company may specify from time to time. By accepting the RSUs, Participant expressly consents to the sale of Shares to cover the tax withholding obligations (and any associated broker or other fees), as set forth under this Section 9.
          In addition, upon required withholding of Tax-Related Items, prior to any relevant taxable or tax withholding event, as applicable, the Company, in its sole discretion and pursuant to such procedures as it may specify from time to time, may require the Participant to pay, or make adequate arrangements satisfactory to the Company or to the Employer (as directed by the Company) to satisfy all Tax Related Items. In this regard, Participant authorizes the Company or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax Related Items by one or a combination of: (i) withholding from Participant’s wages or other cash compensation payable to Participant by the Company or the Employer; or (ii) withholding in Shares to be issued upon vesting of the RSUs.
          To avoid negative accounting treatment, the Company may withhold or account for Tax Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax Related Items due as a result of any aspect of the Participant’s participation in the Plan.
          Finally, the Participant shall pay to the Company or to the Employer any amount of Tax Related Items that the Company or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to deliver Shares or proceeds of the sale of Shares to the Participant if the Participant fails to comply with his or her obligations in connection with the Tax Related Items. If the Participant fails to make satisfactory arrangements for the payment of any Tax Related Items at the time of any relevant taxable event or tax withholding event, as applicable, the Participant will permanently forfeit such Shares and the Shares will be returned to the Plan at no cost.
     10. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company at 1344 Crossman Ave., Sunnyvale, CA 94089-1113, Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing or electronically.
     11. Grant is Not Transferable. This award of RSUs may not be transferred in any manner otherwise than by will or by Applicable Law and may be exercised during the lifetime of Participant only by the Participant. The terms of the Plan and this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this award of RSUs, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
     12. Nature of Grant. In accepting the grant, the Participant acknowledges, understands and agrees that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time; (b) the grant of the RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted repeatedly in the past; (c) all decisions with respect to future RSU grants, if any, will be at the sole discretion of the Company; (d) the Participant’s participation in the Plan shall not create a right to further employment with the Employer; (e) the Participant is voluntarily participating in the Plan; (f) the RSUs and Shares subject to the RSUs are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company, the Employer or any Subsidiary or affiliate of the Company, and which is outside the scope of the Participant’s employment contract, if any; (g) the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation; (h) the RSUs and Shares subject to the RSUs are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension, retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any Subsidiary or affiliate of the Company; (i) the grant of the RSUs and the Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Company, the Employer or any Subsidiary or affiliate of the Company; (j) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (k) no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of the Participant’s employment by the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws), and in consideration of the grant of the RSUs to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or the Employer, waive his or her ability, if any, to bring any such claim, and release the Company and the

Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims; and (l) in the event of termination of the Participant’s employment or service (whether or not in breach of local labor laws), the Participant’s right to vest in the RSUs under the Plan, if any, will terminate effective as of the date that the Participant is no longer actively employed or in service and will not be extended by any notice period mandated under local law (e.g., active employment or service would not include a period of “garden leave” or similar period pursuant to local law); the Administrator shall have the exclusive discretion to determine when the Participant is no longer actively employed or in service for purposes of his or her grant of RSUs.
     13. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
     14. Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company, its Subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
          The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).
          The Participant understands that Data may be transferred to any third parties assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States of America or elsewhere, and that the recipient’s country (e.g., the United States of America) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares received upon vesting of the RSUs may be deposited. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. The Participant understands that refusal or withdrawal of his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
     15. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
     16. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state, federal or foreign law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Participant (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority.
     17. Plan Governs. This Agreement (including the Notice of Grant) is subject to all terms and provisions of the Plan. Subject to Section 20(c) of the Plan, in the event of a conflict between one or more provisions of this Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.
     18. Headings. Headings provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
     19. Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons. Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
     20. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.
     21. Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of translated version is different than the English version, the English version will control.

     22. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
     23. Entire Agreement; Governing Law; Modifications. The Plan is incorporated herein by reference. The Plan and this Agreement (including the Notice of Grant and Exhibit B) constitute the entire Agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and the Participant. This Agreement is governed by California law except for that body of law pertaining to conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of Santa Clara, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this grant is made and/or to be performed.
     24. Exhibit B. Notwithstanding any provisions in this Agreement, the grant of the RSUs shall be subject to any special terms and conditions set forth in the Exhibit B to this Agreement for the Participant’s country. Moreover, if the Participant relocates to one of the countries included in Exhibit B, the special terms and conditions for such country will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Exhibit B constitutes part of this Agreement.
     25. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

EXHIBIT B
ARUBA NETWORKS, INC.
2007 EQUITY INCENTIVE PLAN
Special Provisions for Restricted Stock Units in Countries Outside the U.S.
Terms and Conditions
This Exhibit B includes additional country-specific terms and conditions that govern the Participant’s participation in the Plan if he or she resides in one of the countries listed below. This Exhibit B is part of the Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.
Notifications
This Exhibit B also includes information regarding exchange control and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of July 2010. Such laws are often complex and change frequently. The Company therefore strongly recommends that the Participant not rely on the information in this Exhibit B as the only source of information relating to the consequences of his or her participation in the Plan because such information may be outdated when the RSUs vest and/or the Participant sells any Shares issued pursuant to the vesting of the RSUs. It is the Participant’s responsibility (not the Company’s nor the Employer’s) to comply with the exchange controls applicable to him or her.
In addition, the information contained in this Exhibit B is general in nature and may not apply to the Participant’s particular situation. As a result, the Company cannot assure the Participant of any particular result. The Company strongly advises that the Participant seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.
Finally, if the Participant is a citizen or resident of a country other than that in which he or she is currently working, transfers employment after the RSUs are granted, or is considered a citizen or resident of another country for local law purposes, the information contained herein may not apply to the Participant.
AUSTRALIA
Notifications
Securities Law Information. If the Participant acquires Shares pursuant to the RSUs and offers such Shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Participant should obtain legal advice on his or her disclosure obligations prior to making any such offer.
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding A$10,000 and international fund transfers. The Australian bank assisting with the transaction will file the report. If there is no Australian bank involved in the transfer, the Participant will be required to file the report.
BELGIUM
Notifications
Tax Compliance. The Participant is required to report any taxable income attributable to the RSUs on his or her annual tax return. In addition, the Participant is required to report any bank accounts opened and maintained outside Belgium on his or her annual tax return.
CANADA
Terms and Conditions
Data Privacy. This provision supplements Section 14 of the Agreement:
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company and/or any Subsidiary or affiliate of the Company to record such information and to keep such information in the Participant’s employee file.
Securities Compliance. The Participant is permitted to sell the Shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the Nasdaq Global Market.
Consent to Receive Information in English for Participants in Quebec
The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceeds entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de la convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à la convention.
CHINA
Terms and Conditions
Immediate Sale Restriction. Notwithstanding anything to the contrary in the Plan or Agreement, when the RSUs vest under the Plan, the Participant agrees that all Shares issued at vesting of the RSUs will be sold on his or her behalf and at his or her authorization as soon as administratively possible on or after the vesting date. The Participant will not be entitled to retain any Shares issued upon vesting of his or her RSUs. Instead, the Participant will receive the sale proceeds less any Tax Related Items and broker’s fees or commissions. Due to fluctuations in the Share price and/or the US dollar exchange rate between the vesting date and (if later) the date on which the Shares are sold, the sale proceeds may be more or less than the market value of the Shares on the vesting date (which is the amount relevant to determining the Participant’s tax liability). The Participant understands and agrees that the Company is not responsible for the amount of any loss the Participant may incur and that the Company assumes no liability for any fluctuations in the Share price and/or US dollar exchange rate.
Vesting Condition for Participants who are Residents of the People’s Republic of China In keeping with paragraph 3 of the Award Agreement, notwithstanding the Vesting Schedule set forth in the Notice of Grant, the Restricted Stock Units shall not vest in accordance with the Vesting Schedule unless and until the Company first attains all necessary approvals from State Administration of Foreign Exchange or its local counterpart under the Implementing Rules of the Measures for Administration of Foreign Exchange of Individuals for a dedicated foreign exchange account to receive foreign remittances in connection with the vesting of the Restricted Stock Units and the sale of the Shares and repatriation of foreign currency to China.
Exchange Control Restriction. The Participant understands and agrees that, pursuant to exchange control laws in China, immediate repatriation to China of the cash proceeds from the immediate sale of Shares at vesting of the RSUs is required, unless the Participant is a non-PRC citizen. The Participant further understands that, under exchange control laws in China, such repatriation of the cash proceeds may need to be effectuated through a special exchange control account established by the Company, the Employer, a Subsidiary or an affiliate of the Company. The Participant hereby consents and agrees that the cash proceeds from the immediate sale of Shares at vesting of the RSUs may be transferred to such special account prior to being delivered to him or her. Unless the Company in its sole discretion decides otherwise, the proceeds will be paid to the Participant in local currency. The Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. The Participant agrees to bear any currency fluctuation risk between the time the Shares are sold and the time the sale proceeds are distributed to the Participant through any such special account. The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.
EGYPT
Notifications
Exchange Control Information. If the Participant transfers funds into Egypt in connection with the sale of Shares acquired at vesting of the RSUs, the Participant is required to transfer the funds through a registered bank in Egypt.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly. If the Participant uses a German bank to effect a cross-border payment in excess of €12,500 in connection with the sale of securities or the payment of dividends related to certain securities, the bank will make the report. In this case, the Participant will not have to report the transaction. In addition, the Participant must report any receivables or payables or debts in foreign currency exceeding an amount of approximately €5,000,000 on a monthly basis. Finally, the Participant must report on an annual basis, shareholdings exceeding 10% of the total voting capital of the Company.
HONG KONG
Terms and Conditions
Securities Warning: The RSUs and any Shares issued at vesting of the RSUs do not constitute a public offering of securities under Hong Kong law and are available only to Service Providers of the Company, its Subsidiaries or its affiliates. The Agreement, including this Exhibit B, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong, nor have the documents been reviewed by any regulatory authority in Hong Kong. The RSUs and any related documentation are intended only for the personal use of the Participant and may not be distributed to any other person. The Participant is advised to exercise caution in relation to this offer of RSUs. If the Participant is in any doubt about any of the contents of the Agreement, including this Exhibit B, or the Plan, the Participant should obtain independent professional advice.
Sale of Shares. In the unlikely event the RSUs vest within six months of the Date of Grant, the Participant agrees that he or she will not dispose of the Shares acquired prior to the six-month anniversary of the Date of Grant.
Notifications
Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance.
INDIA
Notifications
Exchange Control Information. The Participant understands that he or she must repatriate the cash proceeds from the sale of Shares to India and convert the proceeds into local currency within 90 days of receipt. The Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where the foreign currency is deposited. The Participant should maintain the FIRC as evidence of the repatriation of funds in the event that the Reserve Bank of India, the Employer or the Company requests proof of repatriation.
ITALY
Terms and Conditions
Data Privacy. This provision replaces Section 14 of the Agreement:
The Participant hereby explicitly and unambiguously consents to the collection, use, processing and transfer, in electronic or other form, of personal data as described herein and any other RSU grant materials by and among, as applicable, the Employer, the Company, its Subsidiaries and its affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.
The Participant understands that the Company and the Employer, as a data processor of the Company, may hold certain personal information about the Participant, including but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary or affiliate, details of the RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Personal Data”), for the exclusive purpose of managing and administering the Plan and complying with Applicable Laws, regulations and Community legislation.
The Participant also understands that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that the Participant’s denial to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan. The Controller of Personal Data processing is Aruba Networks, Inc., with registered offices at 1344 Crossman Avenue, Sunnyvale, California 94089, United States of America, and, pursuant to Legislative Decree no. 196/2003, its representative in Italy is Aruba Networks Italy, S.r.L. with registered offices at [insert address of Italian entity], Italy.
The Participant understands that Personal Data will not be publicized, but it may be accessible by the Employer as a data processor of the Company and within the Employer’s organization by its internal and external personnel in charge of processing. Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. The Participant understands that Data may also be transferred to the independent registered public accounting firm engaged by the Company. The Participant further understands that the Company and/or its Subsidiaries or affiliates will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan, and that the Company and/or its Subsidiaries or affiliates may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to a broker or other third party with whom the Participant may elect to deposit any Shares acquired under the Plan. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that these recipients may be located in or outside the European Economic Area, such as the United States of America or elsewhere. The updated list of data processors and of the subjects to which Personal Data are communicated will be available upon request from the Employer. Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

The Participant understands that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by Applicable Laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area as specified herein and pursuant to Applicable Laws and regulations, does not require the Participant’s consent thereto as the processing is necessary to performance of contractual obligations related to implementation, administration and management of the Plan. The Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, he or she has the right at any moment to, including but not limited to, obtain confirmation that Personal Data exists or not, access, verify their content, origin and accuracy, delete, update, correct, block or stop, for legitimate reason, the Personal Data processing.
Furthermore, the Participant is aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting the Participant’s human resources department.
Plan Document Acknowledgement. In accepting the grant, the Participant acknowledges that he or she has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Exhibit B, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Exhibit B.
The Participant further acknowledges that he or she has read and specifically and expressly approves the following sections of the Agreement and this Exhibit B: No Effect on Employment or Service, Tax Obligations/Withholding Authorization; Grant is Not Transferable; Nature of Grant; No Advice Regarding Grant; Administrator Authority; Agreement Severable; Language; Electronic Delivery; Entire Agreement/Governing Law/Modifications; Imposition of Other Requirements; and the Data Privacy provision above.
Notifications
Exchange Control Information. The Participant is required to report in his or her annual tax return: (i) any transfers of cash or Shares to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; (ii) any foreign investments or investments (including the Shares issued at vesting of the RSUs, proceeds from the sale of Shares acquired under the Plan or the receipt of any dividends) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy (this will include reporting the Shares issued at vesting of the RSUs if the fair market value of such Shares combined with other foreign assets exceed €10,000); and (iii) the amount of the transfers to and from abroad which have had an impact during the calendar year on the Participant’s foreign investments or investments held outside of Italy. The Participant is exempt from the formalities in (i) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on his or her behalf.

JAPAN
There are no country-specific provisions.
KOREA
Notifications
Exchange Control Information. Exchange control laws require Korean residents who realize US$500,000 or more from the sale of Shares to repatriate the proceeds to Korea within eighteen (18) months of the sale.
KUWAIT
There are no country-specific provisions.
MACAU
There are no country-specific provisions.
MALAYSIA
Notifications
Director Notification. If the Participant is a director of a Malaysian Subsidiary or affiliate of Aruba, the Participant is subject to certain notification requirements under the Malaysian Companies Act, 1965. Among these requirements is an obligation to notify the Malaysian Subsidiary or affiliate in writing when the Participant receives or disposes of an interest (e.g., RSUs, Shares) in the Company or any related companies. These notifications must be made within fourteen days of acquiring or disposing of any interest in the Company or any related company.
Insider Trading Notification. The Participant should be aware of the Malaysian insider trading rules, which may impact the acquisition or disposal of Shares or rights to Shares under the Plan. Under the Malaysian insider-trading rules, the Participant is prohibited from selling shares when he or she is in possession of information which is not generally available and which the Participant knows or should know will have a material effect on the price of Shares once such information is generally available.

MEXICO
Terms and Conditions
Acknowledgment of the Agreement. In accepting the RSUs, the Participant acknowledges that the Participant has received a copy of the Plan and the Agreement, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and the Agreement. The Participant further acknowledges that the Participant has read and specifically and expressly approves Section 12 of the Agreement, in which the following is clearly described and established:
(1)	The Participant’s participation in the Plan does not constitute an acquired right.

(2)	The Plan and the Participant’s participation in the Plan are offered by the Company on a wholly discretionary basis.

(3)	The Participant’s participation in the Plan is voluntary.

(4)	Neither the Company nor any Subsidiaries or affiliates are responsible for any decrease in the value of the Shares issued under the Plan.
Labor Acknowledgment and Policy Statement. In accepting the RSUs, the Participant expressly recognizes that the Company, with registered offices at 1344 Crossman Avenue, Sunnyvale, California 94089, United States of America, is solely responsible for the administration of the Plan and that the Participant’s participation in the Plan and acquisition of Shares do not constitute an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a wholly commercial basis and his or her sole employer is [insert name of Mexican entity] (“Aruba-Mexico”). Based on the foregoing, the Participant expressly recognizes that the Plan and the benefits that he or she may derive from participating in the Plan do not establish any rights between the Participant and the Participant’s employer, Aruba-Mexico and do not form part of the Participant’s employment conditions and/or benefits provided by Aruba-Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s employment.
The Participant further understands that his or her participation in the Plan is as a result of a unilateral and discretionary decision of the Company; therefore, the Company reserves the absolute right to amend and/or discontinue the Participant’s participation at any time without any liability to the Participant.
Finally, the Participant hereby declares that he or she does not reserve to him- or herself any action or right to bring any claim against the Company for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and the Participant therefore grants a full and broad release to the Company, its Subsidiaries, affiliates, branches, representation offices, its shareholders, officers, agents, or legal representatives with respect to any claim that may arise.
SPANISH TRANSLATION

Reconocimiento del Acuerdo. Al aceptar las Unidades de Acción Restringidas (RSUs por sus siglas en inglés), el Participante está de acuerdo en haber recibido una copia del Plan, del Acuerdo y ha revisado el Plan y el Acuerdo en su totalidad y comprende y acepta todas las disposiciones previstas en el Plan, en el Acuerdo. Asimismo, el Participante reconoce que ha leído y manifiesta su específica y expresa conformidad con los términos y condiciones establecidos del Acuerdo, en el cual claramente se describe y establece lo siguiente:
(1)	La participación del Participante en el Plan no constituye un derecho adquirido.

(2)	El Plan y la participación del Participante en el Plan se ofrecen por la Compañía de forma completamente discrecional.

(3)	La participación del Participante en el Plan es voluntaria.

(4)	Ni la Compañía ni sus Afiliadas son responsables por la reducción del valor de las Acciones Ordinarias emitidas bajo el Plan.
Reconocimiento de la Legislación Laboral y Declaración de la Política. Al aceptar las Unidades de Acción Restringidas, el Participante expresamente reconoce que la Compañía con oficinas registradas en 3965 Freedom Circle, Santa Clara, CA 95054, EE.UU., es la única responsable por la administración del Plan y que la participación del Participante en el Plan y en su caso la adquisición de las Opciones de Compra de Acciones o Acciones no constituyen ni podrán interpretarse como una relación de trabajo entre el Participante y la Compañía, ya que el Participante participa en el Plan en un marco totalmente comercial y su único Patrón lo es [insert name of Aruba’s Mexican entity] (“Aruba-Mexico”). Derivado de lo anterior, el Participante expresamente reconoce que el Plan y los beneficios que pudieran derivar de la participación en el Plan no establecen derecho alguno entre el Participante y el patrón, Aruba-Mexico y no forma parte de las condiciones de trabajo y/o las prestaciones otorgadas por Aruba-Mexico y que cualquier modificación al Plan o su terminación no constituye un cambio o impedimento de los términos y condiciones de la relación de trabajo del Participante.
Asimismo, el Participante reconoce que su participación en el Plan es resultado de una decisión unilateral y discrecional de la Compañía por lo tanto, la Compañía se reserva el absoluto derecho de modificar y/o terminar la participación del Participante en cualquier momento y sin responsabilidad alguna frente el Participante.
Finalmente, el Participante por este medio declara que no se reserva derecho o acción alguna que ejercitar en contra de la Compañía por cualquier compensación o daño en relación con las disposiciones del Plan o de los beneficios derivados del Plan y por lo tanto, el Participante otorga el más amplio finiquito que en derecho proceda a la Compañía, sus afiliadas, Subsidiarias, oficinas de representación, sus accionistas, funcionarios, agentes o representantes legales en relación con cualquier demanda que pudiera surgir.

NETHERLANDS
Notifications
Insider Trading Rules. If the Participant is a resident of the Netherlands, the Participant should be aware of the Dutch insider trading rules which may impact the sale of Shares acquired under the Plan. In particular, the Participant may be prohibited from effectuating certain share transactions if the Participant has inside information regarding the Company.
In accepting the grant of the RSUs, entering into the Agreement and participating in the Plan, the Participant acknowledges having read and understood this notification and acknowledges that it is his or her responsibility to comply with the following Dutch insider trading rules:
Under Article 5:56 of Dutch Financial Supervision Act, anyone who has “inside information” related to the Company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the issuing company to which the securities relate or the trade in securities by such company, which has not been made public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any employee of the Company or any Subsidiary who has inside information as described herein.
Given the broad scope of the definition of “inside information,” certain employees of the Company or any Subsidiary or affiliate (including a Participant pursuant to the Plan) who are resident in the Netherlands may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when the employee has such inside information.
If it is uncertain whether the insider trading rules apply to the Participant, the Company recommends that the Participant should consult with his or her own legal advisor. Please note that the Company cannot be held liable if the Participant violates the Dutch insider rules. The Participant is responsible for ensuring compliance with these rules.
NEW ZEALAND
There are no country-specific provisions.
NORWAY
There are no country-specific provisions.
SINGAPORE
Notifications
Securities Law Information. The grant of the RSUs is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the RSUs are subject to section 257 of the SFA and the Participant will not be able to make (i) any subsequent sale of the Shares in

Singapore or (ii) any offer of such subsequent sale of the Shares subject to the RSUs in Singapore, unless such sale or offer in is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).
Director Notification Obligation. If the Participant is a director, associate director or shadow director of a Singapore Subsidiary or affiliate of the Company, the Participant is subject to certain notification requirements under the Singapore Companies Act, regardless of whether he or she is a Singapore resident or employed in Singapore. Among these requirements is an obligation to notify the Singapore Subsidiary or affiliate in writing of an interest (e.g., RSUs under the Plan, Shares) in the Company or any related companies within two days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when the RSUs vest), or (iii) becoming a director.
SLOVAKIA
There are no country-specific provisions.
SPAIN
Terms and Conditions
Labor Law Acknowledgment
This section supplements Section 12 of the Agreement:
In accepting the grant, Participant acknowledges that he or she consents to participation in the Plan and has received a copy of the Plan.
The Participant understands that the Company has unilaterally, gratuitously and discretionally decided to grant RSUs under the Plan to individuals who may be employees of the Company or its Subsidiaries or affiliates throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any of its Subsidiaries or affiliates on an ongoing basis. Consequently, Participant understands that the RSUs are granted on the assumption and condition that the RSUs or the Shares issued at vesting of the RSUs shall not become a part of any employment contract (either with the Company or any of its Subsidiaries or affiliates) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. In addition, Participant understands that this grant would not be made to the Participant but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of RSUs shall be null and void.
Notifications
Exchange Control Notification
It is Participant’s responsibility to comply with exchange control regulations in Spain. The purchase of Shares must be declared by the purchaser for statistical purposes to the Spanish

Direccion General de Política Comercial y de Inversiones Extranjeras (the “DGPCIE”), of the Ministerio de Economia. If Participant purchases the Shares through the use of a Spanish financial institution, that institution will automatically make the declaration to the DGPCIE for Participant. Otherwise, Participant must make the declaration by filing the appropriate form with the DGPCIE. In addition, Participant must also file a declaration of the ownership of the securities with the Directorate of Foreign Transactions each January while the Shares are owned.
When receiving foreign currency payments derived from the ownership of Shares (i.e., as a result of the sale of the Shares), Participant must inform the financial institution receiving the payment, the basis upon which such payment is made. Participant will need to provide the institution with the following information: (i) Participant’s name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; (iv) the currency used; (v) the country of origin; (vi) the reasons for the payment; and (vii) any additional information that may be required.
If Participant wishes to import the ownership title of the Shares (i.e., share certificates) into Spain, Participant must declare the importation of such securities to the DGPCIE.
SWEDEN
There are no country-specific provisions.
TAIWAN
Notifications
Securities Law Information. This offer of RSUs and the Shares to be issued pursuant to the Plan is available only for employees of the Company and its Subsidiaries and affilliates. It is not a public offer of securities by a Taiwanese company; therefore, it is exempt from registration in Taiwan.
Exchange Control Information. The Participant may acquire and remit foreign currency (including proceeds from the sale of Shares) into Taiwan up to US$5,000,000 per year without justification. If the transaction amount is TWD$500,000 or more in a single transaction, the Participant must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank. If the transaction amount is US$500,000 or more, the Participant must also provide additional supporting documentation to the satisfaction of the remitting bank.

THAILAND
Notifications
Exchange Control Information. The Participant must immediately repatriate the proceeds from the sale of Shares to Thailand and then convert the funds to Thai Baht within 360 days of repatriation. If the repatriated amount is US$20,000 or more, the Participant must specifically report the inward remittance by submitting the Foreign Exchange Transaction Form to the Bank of Thailand.
If the Participant does not comply with the above obligations, he or she may be subject to penalties assessed by the Bank of Thailand. Because exchange control regulations change frequently and without notice, the Participant should consult his or her legal advisor before selling the Shares to ensure compliance with current regulations. It is the Participant’s responsibility to comply with exchange control laws in Thailand, and neither the Company nor the Employer will be liable for any fines or penalties resulting from the Participant’s failure to comply.
UNITED ARAB EMIARATES (DUBAI)
There are no country-specific provisions.
UNITED KINGDOM
Terms and Conditions
Joint Election
As a condition of participation in the Plan and the vesting of the RSUs, Participant agrees to accept any liability for secondary Class 1 national insurance contributions which may be payable by the Company and/or the Employer in connection with the RSUs and any event giving rise to Tax-Related Items (the “Employer NICs”). Without prejudice to the foregoing, Participant agrees to execute a joint election with the Company, the form of such joint election being formally approved by Her Majesty’s Revenue & Customs (“HMRC”) (the “Joint Election”), and any other required consent or election required to accomplish the transfer of Employer NICs to Participant. Participant understands that the Joint Election applies to any RSUs granted to him or her under the Plan after the execution of the Joint Election. Participant further agrees to execute such other joint elections as may be required between him or her and any successor to the Company and/or the Employer. Participant further agrees that the Company and/or the Employer may collect the Employer NICs from him or her by any of the means set forth in Section 9 of the Agreement, as supplemented by this Exhibit B.
If Participant does not enter into a Joint Election prior to vesting of the RSUs, he or she will not be entitled to vest in the RSUs unless and until he or she enters into a Joint Election and no Shares will be issued to Participant under the Plan, without any liability to the Company and/or the Employer.
Tax Obligations/Withholding Authorization
This section supplements Section 9 of the Agreement.

If payment or withholding of the income tax due is not made within ninety (90) days of the event giving rise to the liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax shall constitute a loan owed by Participant to the Employer, effective as of the Due Date. Participant agrees that the loan will bear interest at the then-current official rate of HMRC, it shall be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in Section 9 of the Agreement. Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), he or she shall not be eligible for a loan from the Company to cover the income tax due. In the event that Participant is a director or executive officer and the income tax due is not collected from or paid by him or her by the Due Date, the amount of any uncollected income tax will constitute a benefit to Participant on which additional income tax and NICs will be payable. Participant will be responsible for reporting any income tax and NICs due on this additional benefit directly to HMRC under the self-assessment regime.
In addition, the Participant agrees that the Company and/or the Employer may calculate the Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right the Participant may have to recover any overpayment from the relevant tax authorities.

EXHIBIT C
Stock Trading Plan
for Mandatory Sale of Shares to Cover Tax Withholding Obligations
     I am adopting and entering into this stock trading plan (the “Sales Plan”) so that I may receive the necessary proceeds to satisfy any requirements to pay the minimum income, employment and other applicable taxes (collectively, “Taxes”) required to be withheld by the Company (or the employing Parent or Subsidiary) on my behalf if and when such tax withholding obligations arise as a result of the grant by the Company to me of any RSUs, shares of restricted stock or performance shares. I dispel any inference that I am selling Shares on the basis of or while aware of material nonpublic information or that such sales evidence my awareness of material nonpublic information or information at variance with the Company’s statements to investors.
1. Recitals
     a. I intend for this Sales Plan to comply with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
     b. I am establishing this Sales Plan in order to permit the orderly disposition of a portion of the Shares that I acquired (or will acquire) pursuant to an award of RSUs, restricted stock or performance shares (each, an “Equity Award”). The Shares are being sold pursuant to a mandatory sale provision in the Agreement to provide the necessary proceeds to satisfy any Taxes if and when any tax withholding obligations arise, as well any broker or other fees associated with such sales. This Sales Plan will apply to the mandatory sale of Shares under all future Equity Awards received by me from the Company.
2. Representations, Warranties and Covenants
     I hereby represent, warrant and covenant that:
     a. I am not aware of any material nonpublic information concerning the Company or its securities. I am entering into this Sales Plan in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.
     b. Once vested, the Shares to be sold under this Sales Plan shall be owned free and clear by me and are not subject to any liens, security interests or other encumbrances or limitations on disposition other than those imposed by Rule 144 under the Securities Act of 1933, as amended.
     c. If I am an executive officer or director of the Company, I acknowledge that any filings required under Section 16 of the Exchange Act are my sole responsibility.
     d. I am aware that in order for this Sales Plan to constitute a plan pursuant to Rule 10b5-1(c) of the Exchange Act, I must not enter into or alter a corresponding or hedging transaction with respect to the Shares.

C-1

3. Implementation of the Plan
     a. The Company has appointed or shall appoint a broker (the “Broker”) (or the Company may, in its discretion, permit me to appoint a Broker) to sell Shares pursuant to the terms and conditions set forth below.
     b. The Broker is authorized to begin selling Shares pursuant to this Sales Plan commencing on the date that the first Shares under the Equity Award vest. The Broker shall sell such number of Shares as shall be required to satisfy (i) the [applicable] Taxes in accordance with my then current applicable withholding rate and (ii) any associated broker or other fees.
     c. I understand that the Broker may not be able to effect a sale due to a market disruption or a legal, regulatory or contractual restriction applicable to the Broker or any other event or circumstance (a “Blackout”). I also understand that even in the absence of a Blackout, the Broker may be unable to effect sales consistent with ordinary principles of best execution, due to insufficient volume of trading, or other market factors in effect on the date of a sale.
4. Termination. This Sales Plan shall terminate upon the last day of my service with the Company. This Sales Plan may not be terminated, modified or amended at any time without the prior approval of the Administrator or the Company’s Compliance Officer.
Please sign and return a paper copy of this Sales Plan to [TITLE] at the Company. If you do not have access to a printer and would like a paper copy to be sent to you, please contact [NAME] at [CONTACT INFORMATION].
PARTICIPANT:

Signature

Print Name

C-2